Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1200

CHURCH & DWIGHT REPORTS Q2 RESULTS

STRONG Q2 NET SALES, GROSS MARGIN, EPS, AND CASH FLOW

2020 FULL YEAR OUTLOOK REINSTATED AND RAISED FROM ORIGINAL OUTLOOK

2020 Second Quarter Results	2020 Full Year Outlook Raised from Original Outlook
•Sales growth +10.6%: Dom. +13.6%; Int’l +0.5%; SPD +3.0% •Organic sales +8.4%: Dom. +10.7%; Int’l +0.6%; SPD +3.0%	•Reported Sales growth raised to 9-10% (initially 6.5%) •Organic Sales growth raised to 7-8% (initially 3.5%)
•Gross Margin +220 bps. to 46.8% •EPS +36.4%; Adjusted EPS +35.1% •YTD Cash from Operations +70%; Ex tax deferral +47%	•Adjusted EPS growth raised to 13% (initially 7 to 9%)[1] •Cash from Operations raised to $960MM (initially $890MM)

EWING, NJ, JULY 31, 2020 – Church & Dwight Co., Inc. (NYSE: CHD) today announced reported second quarter 2020 EPS of $0.75, a 36.4% increase versus year ago.  Adjusted EPS, which excludes an acquisition related earn-out adjustment, grew 35.1% to $0.77.2

Second quarter net sales grew 10.6% to $1,194.3 million.  The Company continued to experience a significant increase in consumer demand for many of its products, primarily in response to the COVID-19 pandemic.  Organic sales grew 8.4% driven by a volume increase of 4.9% and positive product mix and pricing of 3.5%. Organic sales growth was driven by higher consumption, lower couponing, and restocking of retailer inventories.

Matthew Farrell, Chief Executive Officer, commented, “Q2 was an extraordinarily strong quarter for Church & Dwight.  Both our household and personal care businesses delivered higher growth as consumers and retailers focused on core essentials.  We experienced strong consumption in Q2 and continue to see similar strength in July.  The pandemic drove double digit consumption growth in several domestic categories, especially gummy vitamins, women’s hair removal, cleaners, and baking soda while restrictions on consumer mobility drove double-digit declines in other domestic categories, notably condoms, dry shampoo, and water flossers.  Year-to-date shipments and consumption are in balance for our brands.  However, retailer in-stocks lag normal levels for some brands, including gummy vitamins, baking soda, and cleaners.  Online sales as a percentage of total sales continued to grow rapidly and reached 13% of sales in Q2.  The International business grew slightly despite the global COVID-19 pandemic. SPD recorded its third consecutive quarter of organic growth as demand for our non-dairy products grew in both domestic and international markets.

“In this unusual time, our focus is on the safety of our employees, meeting the needs of our customers and consumers, and ensuring our brands are even stronger moving forward.  I want to again thank Church & Dwight employees around the world for their dedication to keeping our Company going during the pandemic, especially our manufacturing and distribution employees and lab technicians.”

Second Quarter Review

Consumer Domestic net sales were $931.1 million, a $111.8 million or 13.6% increase driven by household and personal care sales growth and the FLAWLESS® acquisition.  Organic sales increased 10.7% due to higher volume (+6.3%) and positive price and product mix (+4.4%).  Contributing to the sales increase was strong consumption, restocking retailer inventories, and lower couponing.  Organic sales growth was led by ARM & HAMMER® liquid laundry detergent, VITAFUSION® and L’IL CRITTERS® gummy vitamins, ARM & HAMMER clumping cat litter and baking soda, OXICLEAN® stain fighters, ARM & HAMMER laundry detergent scent boosters, and FLAWLESS® women’s hair removal.

Consumer International net sales were $187.5 million, a $0.9 million or 0.5% increase versus the prior year.  Organic sales increased 0.6% due to positive price and product mix (+1.3%) offset by lower volume (-0.7%).  Organic sales growth was driven primarily by the Global Markets Group, offset by declines in Europe and Mexico.

Specialty Products net sales were $75.7 million, a $2.2 million or 3.0% increase.  Organic sales increased 3.0% due to higher volume (+3.3%) offset by lower pricing (-0.3%).  Milk prices have returned to pre-COVID-19 pandemic levels and demand from dairy customers is expected to strengthen in the second half.  Demand for prebiotic and probiotic products continues to grow in the poultry industry.

Gross margin increased 220 basis points to 46.8% due to higher pricing including a significant reduction in trade promotions and couponing, and productivity improvements, partially offset by significant COVID-19 pandemic related expenses including higher manufacturing costs due to outsourcing, and foreign exchange.

Marketing expense was $122.3 million, a decrease of $6.8 million or 5.3%.  Marketing expense as a percentage of net sales decreased 180 basis points to 10.2%.  Due to retailer out of stocks, marketing spend was significantly reduced.

Selling, general, and administrative expense (SG&A) was $186.6 million or 15.6% of net sales, a 30 basis point increase, primarily due to higher compensation, intangible amortization related to acquisitions, and investments in R&D and IT.

Income from Operations was $250.7 million or 21.0% of net sales.

Other Expense of $14.7 million declined slightly due to lower interest expense resulting from lower interest rates.

The effective tax rate was 19.6% compared to 18.7% in 2019, an increase of 90 basis points, primarily driven by lower tax benefits related to stock option exercises.

Operating Cash Flow

Cash flow was exceptionally strong.  The borrowing on the revolving credit line that was accessed in Q1 during the early days of the COVID-19 pandemic was completely repaid in Q2.  For the first six months of 2020, cash from operating activities increased 70.4% to $598.6 million, a $247.4 million increase from the prior year due to significantly higher cash earnings and a decrease in working capital. In accordance with IRS guidelines, the Company elected to defer $81 million of U.S. Federal income tax payments to July which contributed to the significant increase in cash flow.  Capital expenditures for the first six months were $30.9 million, a $7.3 million increase from the prior year.  We now expect full year capex spending to be approximately $100 million (initially $85 million), reflecting plans for expansion in manufacturing capacity for laundry, litter, and vitamins.

At June 30, 2020, cash on hand was $451.7 million, while total debt was $1,877.2 million.

2020 New Products

Mr. Farrell commented, “Innovation will continue to be a big driver of our success.  Church and Dwight will continue to invest in new products and R&D to drive long-term revenue and earnings growth.  We continue to be excited about this year’s new product launches.

“In the household products portfolio, we launched a new ARM & HAMMER laundry detergent called CLEAN & SIMPLE™ which has only 6 ingredients plus water (compared to 15 to 30 ingredients for the typical liquid detergent), provides no compromise on efficacy, and cleaning power comparable to our bestselling consumer favorite – ARM & HAMMER with OXICLEAN.  CLEAN & SIMPLE is on trend with consumers’ desire for ‘better for me’ products, which are simple and have fewer ingredients. The advertising and trade support for the CLEAN & SIMPLE launch has been shifted entirely to the second half.

“In July, ARM & HAMMER clumping cat litter launched CLUMP & SEAL ABSORBx™, a first of its kind revolutionary new litter made from DESERT DRY MINERALS™.  It rapidly absorbs wetness in seconds to form rock hard clumps.  The 100% dust free litter is guaranteed to trap and seal odors.  ABSORBx is 55% lighter than our regular litter.

“In the personal care portfolio, BATISTE® has launched a line of waterless cleansing foam for normal, dry, and curly hair.  The weightless foam dries in 60 seconds and delivers an instant refresh for hair that looks revived, feels soft and smells amazing.  We have launched TROJAN G SPOT™, a condom featuring a unique shape for targeted stimulation.  FLAWLESS has launched NU RAZOR™, a waterless whole-body hair removal product for women to use anywhere, anytime.  WATERPIK® is in the second year of the SONIC FUSION® launch, the world’s first flossing toothbrush combining the convenience of a sonic toothbrush with a water flosser in a single device.  In the second quarter, we launched WATERPIK WATER FOR WELLNESS® showerheads across the power pulse product line, incorporating our FDA registered therapeutic massage technology that provides clinically proven results to help soothe muscle tension, increase flexibility, and promote restful sleep.  VITAFUSION gummy vitamins launched a number of new products including Triple Immune Power, Apple Cider Vinegar, Organic Prenatal Multi, and IRRESISTIBLE SKIN™.  In Q3, VITAFUSION will continue to capitalize on increased consumer interest in immunity products with the launch of POWER ZINC™ and Elderberry gummies in both adult and kids variants.”

Outlook for 2020

Mr. Farrell stated, “The Company is well positioned for the current economic environment, due to a combination of being in the right categories and having a balance of value and premium brands.

“With seven months behind us, we are re-instating our 2020 sales and EPS outlook. However, due to volatility in consumer demand, supply constraints, and uncertainty regarding a COVID-19 resurgence, we will not provide a quarterly financial outlook.

“Given our strong first half performance, we have raised our full year outlook for sales and EPS. We now expect approximately 9-10% full year 2020 sales growth (initial outlook 6.5%) and approximately 7-8% organic sales growth (initially 3.5%).  Adjusted EPS growth is expected to be 13% (initially 7 to 9%).1  This implies a front-end loaded year and flat EPS in the second half as the Company has higher amounts of trade promotions and advertising dollars in the second half in support of new products.  Gross margin is expected to decline in the second half due to new product promotional support, the year over year impact of FLAWLESS accounting, incremental manufacturing and distribution capacity investments, and higher tariffs on WATERPIK.

“In the second half, we intend to make incremental investments for surge capacity in manufacturing, R&D, new product development, consumer research, digital advertising, and predictive analytics. These investments are intended to position the Company for future growth.

“Our outlook will continue to adapt to the changing environment and as such, we may continue to defer trade, couponing and advertising until late in the second half or into next year depending on: (1) consumption trends, (2) a resurgence of COVID-19, and (3) supply constraints.”

1 This press release does not provide a forward-looking reconciliation of adjusted EPS to reported EPS, the most directly comparable GAAP financial measure, expected for 2020, because we are unable to provide such a reconciliation without unreasonable effort.  We have excluded the Company’s potential earn-out liability from our acquisition of the FLAWLESS business from our expected adjusted EPS for these periods.  We are required to review the fair value of the earn-out liability quarterly based on changes in sales forecasts, discount rates, volatility assumptions, and other inputs.  Our inability to provide a reconciliation to GAAP EPS for future periods is due to the uncertainty and inherent difficulty of predicting what these changes will be on a quarter-by-quarter basis.  For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to our future results.

2 See non-GAAP reporting reconciliations.

Church & Dwight Co., Inc. will host a conference call to discuss second quarter 2020 earnings results on July 31, 2020 at 10:00 am (EDT).  To participate, dial 877-322-9846 within the U.S. and Canada, or 631-291-4539 internationally, using access code 8495695.  A replay will be available at 855-859-2056 using the same access code through the close of business on August 7, 2020.  You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda.  The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®, OXICLEAN®, SPINBRUSH®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, L’IL CRITTERS® and VITAFUSION®, BATISTE®, WATERPIK®, and FLAWLESS®.  These twelve key brands represent approximately 85% of the Company’s products sales.  For more information, visit the Company’s website.

Church & Dwight has a strong heritage of commitment to people and the planet.  In the early 1900’s, we began using recycled paperboard for all packaging of household products.  Today, virtually all our paperboard packaging is from certified, sustainable sources.  In 1970, the ARM & HAMMER® brand introduced the first nationally-distributed, phosphate-free detergent.  That same year, Church & Dwight was honored to be the sole corporate sponsor of the first annual Earth Day.  Church & Dwight is notably ranked in the 2019 Barron’s 100 Most Sustainable Companies and on the EPA’s Green Power Partnership Top 100 List of Green Power Users.

For more information, see the Church & Dwight 2019 Sustainability Report at:

https://churchdwight.com/pdf/Sustainability/2019-Sustainability-Report.pdf

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; the impact of the COVID-19 pandemic and the Company’s response; gross margin changes; trade, marketing, and SG&A spending; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions (including earn-outs); and capital expenditures. Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); including those relating to the outbreak of contagious diseases; other impacts of the COVID-19 pandemic and its impact on the Company’s operations, customers, suppliers, employees, and other constituents, and market volatility and impact on the economy (including causing recessionary conditions), resulting from nationwide or local or regional outbreaks or increases in infections and the risk that the Company will not be able to successfully execute its response plans with respect to the pandemic or localized outbreaks and the corresponding uncertainty; the impact of regulatory changes or policies associated with the COVID-19 pandemic, including continuing or renewed shutdowns of retail and other businesses in various jurisdictions; the impact of the CARES Act and other governmental actions; unanticipated increases in raw material and energy prices; delays or other problems in manufacturing or distribution; increases in transportation costs; adverse developments affecting the financial condition of major customers and suppliers; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs, including the actual and potential effect of tariffs on Chinese goods imposed by the United States; issues relating to the Company’s information technology and controls; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the integration of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10Q.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws.  You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information.  Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons.  The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.  See the end of this press release for these reconciliations.  These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures.  In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded.  They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except per share data)	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net Sales	$1,194.3	$1,079.4	$2,359.5	$2,124.1
Cost of sales	634.7	597.9	1,267.9	1,171.8
Gross Profit	559.6	481.5	1,091.6	952.3
Marketing expenses	122.3	129.1	218.7	227.2
Selling, general and administrative expenses	186.6	165.0	307.6	296.9
Income from Operations	250.7	187.4	565.3	428.2
Equity in earnings of affiliates	2.0	1.7	3.6	3.4
Other income (expense), net	(16.7)	(18.8)	(33.5)	(36.2)
Income before Income Taxes	236.0	170.3	535.4	395.4
Income taxes	46.3	31.8	115.9	81.2
Net Income	$189.7	$138.5	$419.5	$314.2
Net Income per share - Basic	$0.77	$0.56	$1.71	$1.28
Net Income per share - Diluted	$0.75	$0.55	$1.67	$1.25
Dividends per share	$0.24	$0.23	$0.48	$0.45
Weighted average shares outstanding - Basic	246.2	246.4	245.9	246.2
Weighted average shares outstanding - Diluted	251.3	252.7	251.2	252.3

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	June 30, 2020	December 31, 2019
Assets
Current Assets
Cash and Cash Equivalents	$451.7	$155.7
Accounts Receivable	344.5	356.4
Inventories	455.5	417.4
Other Current Assets	25.0	26.9
Total Current Assets	1,276.7	956.4
Property, Plant and Equipment (Net)	568.7	573.0
Equity Investment in Affiliates	10.6	9.7
Trade Names and Other Intangibles	2,697.9	2,750.0
Goodwill	2,078.2	2,079.5
Other Long-Term Assets	286.9	288.8
Total Assets	$6,919.0	$6,657.4
Liabilities and Stockholders’ Equity
Short-Term Debt	$65.8	$252.9
Other Current Liabilities	930.8	839.4
Total Current Liabilities	996.6	1,092.3
Long-Term Debt	1,811.4	1,810.2
Other Long-Term Liabilities	1,112.2	1,087.1
Stockholders’ Equity	2,998.8	2,667.8
Total Liabilities and Stockholders’ Equity	$6,919.0	$6,657.4

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Six Months Ended
(Dollars in millions)	June 30, 2020	June 30, 2019

Net Income	$419.5	$314.2

Depreciation and amortization	92.4	82.9
Deferred income taxes	11.4	6.0
Non-cash compensation	15.8	15.0
Gain on sale of assets	(3.0)	-
Other	0.7	1.7
Subtotal	536.8	419.8

Changes in assets and liabilities:
Accounts receivable	5.9	(37.3)
Inventories	(42.7)	(17.9)
Other current assets	(2.1)	0.9
Accounts payable and accrued expenses	35.8	6.7
Income taxes payable	87.1	(11.6)
Change in fair value of business acquisition liabilities	(20.7)	-
Other	(1.5)	(9.4)
Net cash from operating activities	598.6	351.2

Capital expenditures	(30.9)	(23.6)
Acquisitions	-	(475.0)
Proceeds from sale of assets	7.0	-
Other	(2.5)	(3.8)
Net cash (used in) investing activities	(26.4)	(502.4)

Net change in short-term debt	(186.2)	109.8
Payment of cash dividends	(118.1)	(112.0)
Proceeds from stock option exercises	44.9	37.0
Purchase of treasury stock	-	(100.0)
Payment of contingent consideration	(14.5)	-
Deferred financing and other	(0.1)	(2.5)
Net cash (used in) financing activities	(274.0)	(67.7)

F/X impact on cash	(2.2)	0.1

Net change in cash and cash equivalents	$296.0	$(218.8)

2020 and 2019 Product Line Net Sales

	Three Months Ended		Percent
	6/30/2020	6/30/2019	Change
Household Products	$544.7	$464.3	17.3%
Personal Care Products	386.4	355.0	8.8%
Consumer Domestic	$931.1	$819.3	13.6%
Consumer International	187.5	186.6	0.5%
Total Consumer Net Sales	$1,118.6	$1,005.9	11.2%
Specialty Products Division	75.7	73.5	3.0%
Total Net Sales	$1,194.3	$1,079.4	10.6%

	Six Months Ended		Percent
	6/30/2020	6/30/2019	Change
Household Products	$1,039.0	$907.6	14.5%
Personal Care Products	783.1	696.6	12.4%
Consumer Domestic	$1,822.1	$1,604.2	13.6%
Consumer International	386.1	373.3	3.4%
Total Consumer Net Sales	$2,208.2	$1,977.5	11.7%
Specialty Products Division	151.3	146.6	3.2%
Total Net Sales	$2,359.5	$2,124.1	11.1%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.  These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.

Adjusted Cash from Operations:

This press release also presents adjusted cash from operations (CFO), namely, CFO calculated in accordance with GAAP, as adjusted to exclude a significant one-time item that is not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year CFO growth.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 6/30/2020

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	10.6%	11.2%	13.6%	0.5%	3.0%
Less:
Acquisitions	3.2%	3.4%	2.9%	5.3%	0.0%
Add:
FX / Other	0.7%	0.7%	0.0%	3.9%	0.0%
Divestitures	0.3%	0.3%	0.0%	1.5%	0.0%

Organic Sales Growth	8.4%	8.8%	10.7%	0.6%	3.0%

	Six Months Ended 06/30/2020

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	11.1%	11.7%	13.6%	3.4%	3.2%
Less:
Acquisitions	3.1%	3.5%	3.1%	4.2%	0.0%
Add:
FX / Other	0.5%	0.6%	0.0%	3.1%	0.0%
Divestitures	0.3%	0.3%	0.0%	1.5%	0.0%

Organic Sales Growth	8.8%	9.1%	10.5%	3.8%	3.2%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

	For the quarter ended June 30, 2020	For the quarter ended June 30, 2019	Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.75	$0.55	36.4%
Passport Earn-Out Reversal	-	$(0.02)	-
Flawless Earn-Out Adjustment	$0.02	$0.01	-
Brazil Loss on Sale	-	$0.03	-
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.77	$0.57	35.1%

	For the six months ended June 30, 2020	For the six months ended June 30, 2019	Change
Adjusted Cash From Operations
Cash From Operations - Reported	$598.6	$351.2	70.4%
U.S. Federal Income Tax Payment Deferral	81.0	-	-
Cash From Operations - Adjusted	$517.6	$351.2	47.4%

Reported and Organic Forecasted Sales Reconciliation

For the Year
Ended
December 31, 2020
Reported Sales Growth	9% - 10%
Less: Acquisition	-2.7%
Add: FX / Other	+0.2%

Organic Sales Growth	7% - 8%